UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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CHINA MODERN AGRICULTURAL INFORMATION, INC.
(Exact name of registrant as specified in its charter)

Nevada	27-2776002
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

No. A09, Wuzhou Sun Town Limin Avenue, Limin Development District Harbin, Heilongjiang, China	N/A
(Address of Principal Executive Offices)	(Zip Code)
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China Modern Agricultural Information, Inc. 2012 Stock Incentive Plan
 (Full title of the plan)
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Wang Youliang
Chief Executive Officer
No. A09, Wuzhou Sun Town
Limin Avenue, Limin Development District
Harbin, Heilongjiang, China
(Name and address of agent for service)

(86) 0451-84800733
(Telephone number, including area code, of agent for service)

with copies of communications to:

Gregg Jaclin
Anslow & Jaclin, LLP
195 Route 9 South, 2nd Floor, Manalapan, NJ 07726
(732) 409-1212
(732) 577 1188 (fax)
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	3,000,000 shares(2)	$0.60(3)	$1,800,000(3)	$206.28
Total	3,000,000 shares			$206.28

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), we are also registering an indeterminable number of shares of common stock, par value $0.001 per share (the “Common Stock”) of China Modern Agricultural Information, Inc. as may be issued to prevent dilution in connection with stock splits, stock dividends or similar transactions.

(2)	Represents shares of Common Stock issuable pursuant to awards under the China Modern Agricultural Information, Inc. 2012 Stock Incentive Plan.
(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act and based upon the average of the high and low prices of the Common Stock as reported on the Over-the-Counter Bulletin Board for the average of the five trading days immediately prior to March 19, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement on Form S-8 (the “Registration Statement”) relates to the China Modern Agricultural Information, Inc. 2012 Stock Incentive Plan (the “2012 Plan”). The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2012 Plan, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the introductory note to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”).  These documents and the documents incorporated by reference pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

    The following documents filed by China Modern Agricultural Information, Inc. (the “Company”) with the Commission are hereby incorporated by reference in this Registration Statement:

(i)	the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011, filed on September 28, 2011;

(ii)	the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed on November 10, 2011; and

(iii)	the Company’s Current Report on Form 8-K, filed on September 30, 2011; and

(iv)	the Company’s Current Report on Form 8-K, filed on November 30, 2011; and

(v)	the Company’s Current Report on Form 8-K, filed on December 1, 2011; and

(vi)	the Company’s Current Report on Form 8-K, filed on February 3, 2012; and

(vii)	the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2011, filed on February 21, 2012; and

(viii)	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed on September 30, 2011.

    All reports and other documents the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, but excluding any information furnished to, rather than filed with, the Commission, shall be deemed to be incorporated by reference herein and to be part hereof from the date such reports or documents are filed. Information contained herein modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained herein or in earlier-dated documents incorporated by reference. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.  Description of Securities.

    Not applicable.

Item 5.  Interests of Named Experts and Counsel.

    Not applicable.

Item 6.  Indemnification of Directors and Officers.

Nevada law and Registrant’s Article of Incorporation and Bylaws provide that Registrant shall, under certain circumstances and subject to certain limitations, indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met.  Any such person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.  “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation.

Registrant’s directors, officers, agents and employees are entitled to indemnification by each of the selling stockholders against any losses arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in this Registration Statement and the prospectus contained herein made in reliance upon written information furnished to Registrant by such selling stockholder for use in this Registration Statement.

Registrant has also entered into indemnification agreements with its directors whereby Registrant has agreed to indemnify and hold them harmless from and against any claims, liability, damages or expenses incurred by them in or arising out of their status, capacities and activities with respect to Registrant to the maximum extent permitted by Nevada law.  Registrant believes that these agreements are necessary to attract and retain qualified persons as directors and executive officers.

Item 7.  Exemption from Registration Claimed.

    Not applicable.

Item 8.  Exhibits.

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated by reference herein.

Item 9.  Undertakings.

(a)   The Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harbin, Heilongjiang, China, on March 22, 2012.

CHINA MODERN AGRICULTURAL INFORMATION, INC.

By:	/s/ Wang Youliang
Wang Youliang
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity in which Signed	Date

/s/ Wang Youliang	Chief Executive Officer and Director	March 22, 2012
Wang Youliang	(Principal Executive Officer
Principal Financial Officer and Principal Accounting Officer)

/s/ Liu Yanyan	Chief Financial Officer	March 22, 2012
Liu Yanyan	(Principal Financial Officer and Principal Accounting Officer)

/s/ Liu Enjia	Director	March 22, 2012
Liu Enjia

/s/ Shan Yanqin	Director	March 22, 2012
Shan Yanqin

EXHIBIT INDEX

5.1*	Opinion of Anslow and Jaclin, LLP.
10.1*	China Modern Agricultural Information, Inc. 2012 Stock Incentive Plan
23.1*	Consent of Wei, Wei & Co. LLP
23.2	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

* Filed herewith.